Exhibit 99.1

CINCINNATI FINANCIAL CORPORATION

Mailing Address:	P.O. BOX 145496
CINCINNATI, OHIO 45250-5496
(513) 870-2000
Investor Contact: Heather J. Wietzel
(513) 870-2768
Media Contact: Joan O. Shevchik
(513) 603-5323

Cincinnati Financial Net Income Up 1.6% and Operating Income* Gains 25.4%
for Second-quarter 2005
Cincinnati, August 4, 2005 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported for the second quarter and first six months of 2005:
Financial Highlights*

(Dollars in millions except share data)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Change %	2005	2004 **	Change %
Revenue Highlights
Earned premiums	$794	$744	6.7	$1,571	$1,484	5.8
Investment income	129	121	7.3	256	241	6.5
Total revenues	940	923	1.9	1,856	1,793	3.5
Income Statement Data
Net income	$158	$155	1.6	$302	$301	0.2
Net realized investment gains and losses	8	36	(77.3)	14	40	(65.2)

Operating income*	$150	$119	25.4	$288	$261	10.4

Per Share Data (diluted) ***
Net income	$0.89	$0.87	2.3	$1.70	$1.69	0.6
Net realized investment gains and losses	0.05	0.20	(75.0)	0.08	0.23	(65.2)

Operating income*	$0.84	$0.67	25.4	$1.62	$1.46	11.0

Cash dividend declared	$0.305	$0.26	16.4	$0.595	$0.51	16.7
Book value	—	—		$35.08	$34.54	1.6
Average shares outstanding	177,097,493	178,684,929	(0.9)	177,451,366	178,658,935	(0.7)

Corporate Highlights
•	Six-month net income unchanged on lower realized gains; operating income rises 10.4 percent to record six-month high on strong property casualty insurance profitability and higher investment income.

•	Pretax investment income growth accelerating, with full-year growth now expected to be in line with 6.5 percent year-to-date increase.

•	Book value rises from first quarter but remained below year-end 2004 level on lower unrealized gains.

•	Average shares outstanding down 1.2 million for six months. Second-quarter repurchases totaled 850,000 shares at a cost of $34 million.
Insurance Operations Highlights
•	Agent-centered business strategy led to 2.6 percent increase in six-month adjusted net written premiums* for the property casualty operations. Commercial lines adjusted net written premiums* rose 4.5 percent.

•	88.2 percent GAAP combined ratio for first six months reflected continued strong commercial lines underwriting results, improved personal lines performance and unusually low catastrophe losses.

•	Property casualty underwriting profit reached $179 million compared with $150 million a year ago.

•	2005 outlook remains positive, anticipating low single-digit written premium growth and GAAP combined ratio at or below 93 percent.

•	Life insurance segment contributed 13 cents to six-month results, up from 10 cents a year ago.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles. Property casualty written premiums are affected by an actuarial estimate of premiums for policies that were in process but not yet booked at period end. The estimate is updated each quarter, and earned premiums are not materially affected.

**	Six-month 2004 income included a benefit of $21 million, or 11 cents per share, after tax, and GAAP combined ratio included a benefit of 2.2 percentage points from the release of reserves for uninsured/underinsured motorist (UM/UIM) losses.

***	Per share amounts for all periods have been adjusted for the 5 percent stock dividend paid April 26, 2005.

Marketplace Position
“An unusually low level of catastrophe losses, continued strong performance from our commercial lines insurance operations, improved personal lines insurance profitability and higher investment income all contributed to the second-quarter and six-month results,” commented Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU.
“Across our commercial lines market areas, we are seeing everything from modest increases to modest declines in renewal pricing, before any changes in an account’s exposures. Account quality, class of business, size of account, location and the specific local market competition all are affecting pricing levels. Agents indicate that commercial policyholders continue to respond favorably to our value proposition – customized coverage packages, personal claims service and high financial strength ratings – all wrapped up in a convenient three-year commercial policy.”
Schiff added, “In June, we appointed our first agency in Delaware, the company’s 32nd state of operation and its first new active state since 2000. The expansion was accomplished by staffing a second Maryland territory that includes Delaware agencies. In addition, field territories in Birmingham, Alabama; South Central Indiana; and Chicago were subdivided and staffed in the first half of 2005. Plans to subdivide territories in upstate New York; Chattanooga and Nashville, Tennessee; and Utah will bring us to 100 field marketing territories by year-end 2005.
“The higher level of service provided in subdivided territories helps Cincinnati field representatives earn business from the independent agencies that currently represent the company. Smaller territories also allow the appointment of additional, high-caliber agencies in markets where there may be untapped opportunities to attract new policyholders. In total, we appointed 22 new agencies during the first half of 2005 as part of our program to appoint 100 new agencies in 2005 and 2006. This brought the total number of agencies to 995 across 96 territories at quarter-end.”
Schiff commented, “As the improving 2005 personal lines underwriting results indicates, we are making some progress toward returning personal lines to full-year profitability. Still, we remained concerned about the lower business retention and new business activity. We have made territory-by-territory refinements to our rates and premium credits effective September. These changes better position our agents to sell the value of our homeowner-auto package, superior claims service and financial strength.”
Looking Ahead
Schiff noted, “Our 2005 outlook remains favorable. We continue to look for property casualty written premium growth in the low single digits based on market intelligence from insurance agents and field marketing representatives, production results for agencies and policy retention trends. We also see the combined ratio at or below 93 percent, assuming catastrophe losses contribute approximately 3.5 percentage points to the combined ratio.
“Through the first six months of 2005, catastrophe losses contributed an unusually low 1.1 percentage points to the overall property casualty combined ratio of 88.2 percent. Typically, the most severe weather-related catastrophe events, particularly hurricanes, occur in the third quarter. We will review our 2005 combined ratio targets when the third quarter is complete and we have more details on actual catastrophe losses. During July 2005, Hurricane Dennis affected our policyholders in Alabama, Florida, Georgia and Mississippi. We currently estimate losses in the range of $11 million from this event, which will be included in results for the third quarter.
“Investment income continues to benefit from the allocation of new investment dollars to fixed-income securities. We now believe growth for the full year will be in line with the 6.5 percent increase in the first half of 2005,” Schiff noted. “During the first half, we did not resume allocating a portion of cash flow to equity investing, as we had anticipated. Over the longer term, investing in common stocks helps us achieve our portfolio objectives and we are optimistic we can begin making common stock investments during the second half of 2005. As we decide each period what portion of our investment dollars to allocate to fixed-income investments, we consider various factors, including the ratio of common stock to statutory surplus for the property casualty insurance group.”

Property Casualty Insurance Operations

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Change %	2005	2004	Change %
Written premiums	$791	$734	7.7	$1,588	$1,524	4.2

Earned premiums	$765	$717	6.7	$1,518	$1,432	6.0
Loss and loss expenses excluding catastrophes	421	395	6.6	877	806	8.8
Catastrophe loss and loss expenses	15	46	(67.9)	17	47	(63.8)
Commission expenses	157	142	10.5	299	296	1.1
Underwriting expenses	75	73	3.6	141	127	11.1
Policyholder dividends	2	3	(48.4)	5	6	(15.8)

Underwriting profit	$95	$58	64.2	$179	$150	18.8

Combined ratio:
Loss and loss expenses excluding catastrophes	55.0%	55.0%		57.8%	56.2%
Catastrophe loss and loss expenses	2.0	6.5		1.1	3.3

Loss and loss expenses	57.0%	61.5%		58.9%	59.5%
Commission expenses	20.5	19.8		19.7	20.7
Underwriting expenses	9.8	10.1		9.3	8.9
Policyholder dividends	0.2	0.5		0.3	0.4

Combined ratio	87.5%	91.9%		88.2%	89.5%

•	Adjusted net written premiums* rose 2.6 percent for both the second quarter and six months ended June 30, 2005.

•	New business written directly by agencies was $81 million and $152 million in the three months and six months ended June 30, 2005, compared with $87 million and $167 million in the comparable 2004 periods.

•	4.4 percentage-point improvement in the overall property casualty combined ratio for the three months ended June 30, 2005, was due to the unusually low level of catastrophe losses. Only one period of severe weather in May affected The Cincinnati Insurance Companies’ policyholders across 10 Midwestern states.

•	Improvement in second-quarter personal lines profitability offset a slightly higher commercial lines loss and loss expense ratio excluding catastrophe losses. The commercial lines loss and loss expense ratio excluding catastrophe losses rose primarily because favorable loss reserve development from prior accident years was below last year’s level.

•	Overall loss and loss expense ratio for the six months ended June 30, 2005, included a previously announced single large loss. That loss reduced the six-month underwriting profit by $22 million, net of reinsurance, and contributed 1.5 percentage points to the loss and loss expense ratio. The ratio for the comparable 2004 period included a 2.2 percentage-points benefit from the release of UM/UIM reserves.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP). Property casualty written premiums are affected by an actuarial estimate of premiums for policies that were in process but not yet booked at period end. The estimate is updated each quarter, and earned premiums are not materially affected.

Commercial Lines

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Change %	2005	2004	Change %
Written premiums	$567	$512	10.6	$1,195	$1,122	6.5

Earned premiums	$563	$520	8.3	$1,114	$1,038	7.3
Loss and loss expenses excluding catastrophes	306	265	15.6	635	541	17.3
Catastrophe loss and loss expenses	2	15	(84.4)	9	16	(47.4)
Commission expenses	111	103	7.6	215	216	(0.5)
Underwriting expenses	56	53	6.9	96	88	9.4
Policyholder dividends	2	3	(48.4)	5	6	(15.8)

Underwriting profit	$86	$81	5.9	$154	$171	(9.7)

Combined ratio:
Loss and loss expenses excluding catastrophes	54.4%	50.9%		57.0%	52.1%
Catastrophe loss and loss expenses	0.4	3.0		0.8	1.6

Loss and loss expenses	54.8%	53.9%		57.8%	53.7%
Commission expenses	19.7	19.8		19.3	20.8
Underwriting expenses	10.0	10.0		8.6	8.4
Policyholder dividends	0.3	0.7		0.4	0.6

Combined ratio	84.8%	84.4%		86.1%	83.5%

•	Adjusted net written premiums* rose 3.8 percent for the second quarter and 4.5 percent for the six months ended June 30, 2005.

•	New commercial lines business was $72 million and $135 million for the three-month and six-month periods compared with $75 million and $142 million last year.

•	Growth has slowed because of the more competitive pricing environment and the underwriting discipline maintained for both renewal and new business. The commercial lines written premium growth rate appears to exceed the average for the overall industry, which A.M. Best Company estimated at 1.3 percent for the first three months of 2005.

•	Technology programs reached milestones, bringing agencies greater efficiencies and permitting associates to spend more time with people and less with paper. WinCPP™, an online rate quoting system for commercial package, commercial auto and workers’ compensation policies, now is available for agencies in all active states except Delaware. Businessowner policy quoting capabilities now have been extended to 25 states. Development of a full-featured commercial lines policy processing system remains on track for delivering a full version of the system for businessowners policies to Ohio, the company’s largest premium volume state, by the end of 2005.

•	The company continues to enhance its agency education programs at its headquarters, regional locations and online. Courses on products, underwriting, risk management and selling skills give agencies and the company a distinct competitive advantage. During the first half of 2005, the company’s new online learning center delivered more than 1,000 courses directly to agency desktops.

•	Loss and loss expenses excluding catastrophes rose in the three months and six months ended June 30, 2005, largely because of a lower level of favorable loss reserve development from prior accident years. Loss and loss expenses excluding catastrophes in the six months ended June 30, 2005, was increased 2.0 percentage-points by a single large loss in the first quarter. Loss and loss expenses excluding catastrophes in the six months ended June 30, 2004, included a 3.0 percentage point benefit from the release of UM/UIM reserves.

•	Commercial lines profitability remained strong in the three months ended June 30, 2005, benefiting from pricing discipline and the skilled underwriting of our agents and field and headquarters associates, as well as an unusually low level of catastrophe losses.

•	For 2005, the company expects commercial lines written premium growth of approximately 3 percent to 5 percent with the combined ratio at or below 90 percent.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP). Property casualty written premiums are affected by an actuarial estimate of premiums for policies that were in process but not yet booked at period end. The estimate is updated each quarter, and earned premiums are not materially affected.

Personal Lines

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Change %	2005	2004	Change %
Written premiums	$224	$222	1.1	$393	$402	(2.5)

Earned premiums	$202	$197	2.5	$404	$394	2.4
Loss and loss expenses excluding catastrophes	115	130	(11.6)	242	265	(8.8)
Catastrophe loss and loss expenses	13	31	(59.7)	8	31	(72.4)
Commission expenses	46	39	18.3	84	80	5.4
Underwriting expenses	19	20	(5.1)	45	39	14.7

Underwriting profit (loss)	$9	$(23)	nm	$25	$(21)	nm

Combined ratio:
Loss and loss expenses excluding catastrophes	56.7%	65.9%		59.8%	67.1%
Catastrophe loss and loss expenses	6.2	15.7		2.1	7.8

Loss and loss expenses	62.9%	81.6%		61.9%	74.9%
Commission expenses	22.9	19.8		20.9	20.3
Underwriting expenses	9.5	10.2		11.2	10.0

Combined ratio	95.3%	111.6%		94.0%	105.2%

•	Adjusted net written premiums* declined 0.4 percent for the second quarter and declined 2.6 percent for the six months ended June 30, 2005, primarily because the company’s homeowner and auto rates in many markets are not competitively priced. During the first and second quarters of 2005, retention rates declined slightly and new business activity was weak.

•	New personal lines business was $9 million and $17 million for the three-month and six-month periods compared with $12 million and $25 million last year.

•	Personal lines earned premiums for the three months and six months rose slightly, due to growth in homeowner written premiums over the past 12 months following rate increases in 2003 and the first half of 2004.

•	Significant rate modifications in selected states and territories are scheduled to take effect in September 2005 to better position the company’s homeowner and auto products in the market.

•	The slowdown in written premium growth may have been partially due to the introduction of Diamond, our personal lines processing system, in some of our larger states. Diamond gives agents new options that increase their choice and control and will offer significant efficiencies when policies renew. However, the system has an initial learning curve, requires substantial effort on the part of the agencies to convert business to the system and needs enhancements to achieve satisfactory stability and speed. These enhancements are expected to be completed in the next few months.

•	Diamond is in use in six states representing approximately 62 percent of total 2004 personal lines earned premium volume. Through June 30, 2005, policies representing approximately $250 million of in-force premium had been issued through Diamond. The introduction of Diamond into Illinois, which represents about 7 percent of total 2004 personal lines earned premium volume, now is scheduled for September. Prior to the Illinois roll-out, improvements to system stability and speed are being implemented. Planned rate changes were released in Diamond in July, as scheduled.

•	After agent training is complete in Illinois, training is expected to begin for agents in Georgia, Kentucky and Wisconsin, which represented about 15 percent of total 2004 personal lines earned premium volume. Those states will be followed by Minnesota, Missouri and Tennessee, which represent about 6 percent of volume. The company now believes training in some states may not begin until early 2006.

•	Excluding catastrophe losses, the personal lines GAAP combined ratio improved in both the three-month and six-month periods, primarily because of marked improvement in homeowner profitability and modest improvement in personal auto profitability from already healthy levels.

•	For 2005, the company expects a mid-single digit decline in personal lines written premiums with the combined ratio at approximately 100 percent.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP). Property casualty written premiums are affected by an actuarial estimate of premiums for policies that were in process but not yet booked at period end. The estimate is updated each quarter, and earned premiums are not materially affected.

Life Insurance Operations

(In millions)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Change %	2005	2004	Change %
Earned premiums	$29	$27	8.3	$53	$52	2.6
Investment income, net of expenses	24	22	10.1	48	44	9.7
Other income	1	1	12.3	2	2	7.4

Total revenues, excluding realized investment gains and losses	54	50	9.2	103	98	5.9

Policyholder benefits	26	26	0.5	50	48	3.8
Expenses	14	13	8.5	25	26	(1.4)

Total benefits and expenses	40	39	3.2	75	74	1.9

Net income before income tax and realized investment gains and losses	14	11	30.4	28	24	18.3

Income tax	5	4	32.4	10	8	19.4

Net income before realized investment gains and losses	$9	$7	29.4	$18	$16	17.8

•	Higher earned premiums led to revenue growth for the three months and six months ended June 30, 2005.

•	Face amount of life policies in force rose 7.5 percent to $48.294 billion at June 30, 2005, from $44.921 billion at year-end 2004. For the first six months of 2005, applications submitted rose 5.5 percent, with an 8.4 percent gain in worksite applications.

•	Operating expenses remained relatively level and mortality experience remained within pricing guidelines, resulting in improved results and a higher contribution to earnings per share.

•	Nine new term life insurance products were introduced in the second quarter, including a new series with an optional return-of-premium feature, to replace the existing product portfolio.

•	In 2005, Cincinnati Life is exploring additional programs to simplify the worksite marketing sales process for independent property casualty agencies, including enrollment software. Plans call for simplifying the worksite product portfolio to make it more competitive.

•	Pending product development and introductions include features that customers indicate are important, such as a new universal life product that will offer a secondary guarantee.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles (non-GAAP).

Investment Operations

(In millions)	Three months ended June 30,			Six months ended June 30,
	2005	2004	Change %	2005	2004	Change %
Investment income:
Interest	$70	$62	13.4	$138	$123	12.0
Dividends	59	59	0.6	117	117	(0.3)
Other	2	1	38.4	4	3	68.3
Investment expenses	(2)	(1)	(34.8)	(3)	(2)	(32.3)

Total net investment income	129	121	7.3	256	241	6.5

Investment interest credited to contract holders	(13)	(11)	(13.8)	(25)	(22)	(13.4)

Net realized investment gains and losses:
Other-than-temporary impairment charges	0	(1)	22.1	0	(3)	84.8
Realized investment gains and losses	13	53	(76.4)	29	62	(53.7)
Change in valuation of embedded derivatives	0	3	(68.3)	(7)	3	(331.2)

Net realized investment gains	13	55	(76.6)	22	62	(64.9)

Investment operations income	$129	$165	(21.3)	$253	$281	(9.8)

Balance Sheet

(Dollars in millions)	June 30,	December 31,	June 30,
	2005	2004	2004
Balance Sheet Data
Total assets	$16,024	$16,107	$15,530
Invested assets	12,600	12,677	12,117
Shareholders’ equity	6,132	6,249	6,103
Ratio Data
Return on equity, annualized	9.8%	9.4%	9.8%
Return on equity, annualized, based on comprehensive income	0.6%	4.6%	(0.1)%

•	Higher interest income from fixed-income securities led to the increase in investment income for the three months and six months ended June 30, 2005.

•	Dividend income for the three months and six months was essentially unchanged from last year. Dividend increases from common stocks in the portfolio were offset by the loss of income from the sale or call of convertible preferred securities over the past 12 months. Fifth Third Bancorp, the company’s largest equity holding, contributed 43.6 percent of total dividend income in the first six months of 2005.

•	Realized investment gains primarily were due to routine sales and calls of securities. Last year’s gains primarily were due to equity sales undertaken as part of a program to support the company’s insurer financial strength ratings. During the three months and six months ended June 30, 2005, only one security was written down as other-than-temporarily impaired for less than $500,000.

•	Investment income growth for the year now is expected to be in line with the 6.5 percent growth in the first six months of 2005. This outlook is based on anticipated growth in dividend income, strong cash flow from insurance operations and the higher-than-normal allocation of new cash flow to fixed-income securities over the past 18 months.

•	Dividend increases by Fifth Third Bancorp and another 38 of the 51 common stock holdings in the equity portfolio during the 12 months ended June 30, 2005, should add $19 million to annualized investment income.

•	At June 30, 2005, statutory surplus for the property casualty insurance group was $4.180 billion compared with $4.191 billion at year-end 2004. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 98.4 percent at June 30, 2005, compared with 103.5 percent at year-end 2004.

•	The ratio of investment securities held at the holding-company level to total holding-company-only assets was 34.9 percent at June 30, 2005, in line with management’s below 40 percent target.

•	The company repurchased 965,000 shares at a total cost of $39 million in the first half of 2005, including 850,000 shares in the second quarter.

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information about the company, please visit www.cinfin.com .
For additional information or to register for this afternoon’s conference call, please visit www.cinfin.com.
This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company’s future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:
•	Unusually high levels of catastrophe losses due to changes in weather patterns, environmental events, terrorism incidents or other causes

•	Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased and financial strength of reinsurers

•	Increased frequency and/or severity of claims

•	Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
•	Downgrade of the company’s financial strength ratings,

•	Concerns that doing business with the company is too difficult or

•	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
•	Increased competition that could result in a significant reduction in the company’s premium growth rate

•	Personal lines pricing methods adopted by others that could allow them more flexibility and greater ability to underwrite individual risks accurately, decreasing our advantage in those areas.

•	Insurance regulatory actions, legislation or court decisions or legal actions that increase expenses or place us at a disadvantage in the marketplace

•	Delays in the development, implementation, performance and benefits of technology projects and enhancements

•	Inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves

•	Events that reduce the company’s ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002 in the future

•	Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

•	Sustained decline in overall stock market values negatively affecting the company’s equity portfolio; in particular a sustained decline in the market value of Fifth Third Bancorp shares, a significant equity holding

•	Events that lead to a significant decline in the value of a particular security and impairment of the asset

•	Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income

•	Adverse outcomes from litigation or administrative proceedings

•	Effect on the insurance industry as a whole, and thus on the company’s business, of the recent actions undertaken by the Attorney General of the State of New York and other regulators against participants in the insurance industry, as well as any increased regulatory oversight that might result

•	Limited flexibility in conducting investment activities if the restrictions imposed by the Investment Company Act of 1940 were to become applicable to the parent company or the application for exemptive relief is not approved
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.
Readers are cautioned that the company undertakes no obligation to review or update the forward-looking statements included herein.
***

Cincinnati Financial Corporation
Consolidated Balance Sheets

(Dollars in millions except per share data)	June 30, 2005	December 31, 2004

	(unaudited)
Assets
Investments
Fixed maturities, at fair value (amortized cost: 2005—$5,179; 2004—$4,854)	$5,412	$5,141
Equity securities, at fair value (cost: 2005—$1,982; 2004—$1,945)	7,148	7,498
Other invested assets	40	38
Cash	172	306
Investment income receivable	113	107
Finance receivable	97	95
Premiums receivable	1,189	1,119
Reinsurance receivable	685	680
Prepaid reinsurance premiums	15	15
Deferred policy acquisition costs	421	400
Property and equipment, net, for company use (accumulated depreciation: 2005—$219; 2004—$206)	164	156
Other assets	79	75
Separate accounts	489	477

Total assets	$16,024	$16,107

Liabilities
Insurance reserves
Loss and loss expense reserves	$3,608	$3,549
Life policy reserves	1,286	1,194
Unearned premiums	1,610	1,539
Other liabilities	424	474
Deferred income tax	1,684	1,834
6.125% senior notes due 2034	371	371
6.90% senior debentures due 2028	28	420
6.92% senior debentures due 2028	392	0
Separate accounts	489	477

Total liabilities	9,892	9,858

Shareholders’ equity
Common stock, par value—$2 per share; authorized: 2005—500 million shares, 2004—200 million shares; issued: 2005—194 million shares, 2004—185 million shares	389	370
Paid-in capital	964	618
Retained earnings	1,894	2,057
Accumulated other comprehensive income—unrealized gains on investments and derivatives	3,505	3,787
Treasury stock at cost (2005—19 million shares, 2004—18 million shares)	(620)	(583)

Total shareholders’ equity	6,132	6,249

Total liabilities and shareholders’ equity	$16,024	$16,107

Accompanying notes are an integral part of this statement.

Cincinnati Financial Corporation
Consolidated Statements of Income

(In millions except per share data)	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Revenues
Earned premiums
Property casualty	$765	$717	$1,518	$1,432
Life	29	27	53	52
Investment income, net of expenses	129	121	256	241
Realized investment gains and losses	13	55	22	62
Other income	4	3	7	6

Total revenues	940	923	1,856	1,793

Benefits and expenses
Insurance losses and policyholder benefits	461	466	942	899
Commissions	166	150	316	311
Other operating expenses	72	67	139	129
Taxes, licenses and fees	18	20	35	40
Increase in deferred policy acquisition costs	(7)	(6)	(18)	(24)
Interest expense	13	9	26	17
Other expenses	2	3	6	6

Total benefits and expenses	725	709	1,446	1,378

Income before income taxes	215	214	410	415

Provision (benefit) for income taxes
Current	57	(6)	107	42
Deferred	0	65	1	72

Total provision for income taxes	57	59	108	114

Net income	$158	$155	$302	$301

Per common share
Net income—basic	$0.90	$0.88	$1.72	$1.71
Net income—diluted	$0.89	$0.87	$1.70	$1.69

Accompanying notes are an integral part of this statement.
Since 1996, Cincinnati Financial has disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements. For the first and second quarters of 2005 and 2004, diluted net income would have been reduced by approximately 2 cents per share, if option expense, calculated using the binomial option-pricing model, were included as an expense.

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures
(See attached tables for 2005 and 2004 data, prior-period reconciliations available at www.cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments – when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•	Operating income: Operating income (readers also may have seen this measure defined as net income before realized investment gains and losses) is calculated by excluding net realized investment gains and losses from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.
•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•	Written premium: Under statutory accounting rules, written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

•	Written premium adjustment – statutory basis only: In 2002, the company refined its estimation process for matching written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

•	Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized statutory property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when analyzing written premiums and statutory ratios that make use of written premiums.

•	Life insurance gross written premiums: In analyzing the life insurance company’s gross written premiums, management excludes five larger, single-pay life insurance policies (bank-owned life insurance or BOLIs) written in 2004, 2002, 2000 and 1999 to focus on the trend in premiums written through the independent agency distribution channel.

•	One-time charges or adjustments: Management analyzes earnings and profitability excluding the impact of one-time items.
•	In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.

•	In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.

•	In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium BOLI policy that was booked at the end of 1999 and segregated as a separate account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company’s consolidated financials.

Cincinnati Financial Corporation
Quarterly Net Income Reconciliation

(In millions except per share data)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004	6/30/2005	6/30/2004	9/30/2005	9/30/2004	12/31/2005	12/31/2004

Net income			$158	$144	$192	$90	$155	$146	$302	$301		$392		$584
One-time item			0	0	0	0	0	0	0	0		0		0
Net income before one-time item			$158	$144	$192	$90	$155	$146	$302	$301		$392		$584
Net realized investment gains and losses			8	6	24	(5)	36	4	14	40		36		60

Operating income before one-time item			$150	$138	$168	$95	$119	$142	$288	$261		$356		$524
Less catastrophe losses			(9)	(2)	(10)	(56)	(30)	0	(11)	(30)		(86)		(96)

Operating income before catastrophe losses and one-time item			$159	$140	$178	$151	$149	$142	$299	$291		$442		$620

Diluted per share data
Net income			$0.89	$0.81	$1.09	$0.50	$0.87	$0.82	$1.70	$1.77		$2.30		$3.28
One-time item			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00		0.00		0.00
Net income before one-time item			$0.89	$0.81	$1.09	$0.50	$0.87	$0.82	$1.70	$1.77		$2.30		$3.28
Net realized investment gains and losses			0.05	0.03	0.14	(0.03)	0.20	0.03	0.08	0.24		0.21		0.35

Operating income before one-time item			$0.84	$0.78	$0.95	$0.53	$0.67	$0.79	$1.62	$1.53		$2.09		$2.93
Less catastrophe losses			(0.05)	(0.01)	(0.06)	(0.31)	(0.17)	0.00	(0.06)	(0.18)		(0.51)		(0.54)

Operating income before catastrophe losses and one-time item			$0.89	$0.79	$1.10	$0.84	$0.84	$0.79	$1.68	$1.71		$2.60		$3.47

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently.

Cincinnati Insurance Group
Quarterly Property Casualty Data — Consolidated

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/05	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04	6/30/05	6/30/04	9/30/05	9/30/04	12/31/05	12/31/04

Premiums
Adjusted written premiums (statutory)			$781	$787	$748	$750	$761	$767	$1,568	$1,528		$2,278		$3,026
Written premium adjustment — statutory only			10	10	(25)	0	(27)	23	20	(4)		(4)		(29)

Reported written premiums (statutory)*			$791	$797	$723	$750	$734	$790	$1,588	$1,524		$2,274		$2,997
Unearned premiums change			(26)	(44)	31	(17)	(17)	(74)	(70)	(92)		(108)		(78)

Earned premiums			$765	$753	$754	$733	$717	$716	$1,518	$1,432		$2,166		$2,919

Statutory combined ratio
Reported statutory combined ratio*			86.6%	87.4%	83.6%	97.9%	91.2%	85.1%	86.9%	88.1%		91.4%		89.4%
Written premium adjustment — statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0

Adjusted statutory combined ratio			86.6%	87.4%	83.6%	97.9%	91.2%	85.1%	86.9%	88.1%		91.4%		89.4%

Less catastrophe losses			2.0	0.3	2.0	11.7	6.5	0.1	1.1	3.3		6.1		5.1

Adjusted statutory combined ratio excluding catastrophe losses			84.6%	87.1%	81.6%	86.2%	84.7%	85.0%	85.8%	84.8%		85.3%		84.3%

Reported commission expense ratio*			19.3%	16.8%	19.7%	19.9%	18.9%	18.3%	18.0%	18.6%		19.0%		19.2%
Written premium adjustment — statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0

Adjusted commission expense ratio			19.3%	16.8%	19.7%	19.9%	18.9%	18.3%	18.0%	18.6%		19.0%		19.2%

Reported other expense ratio*			10.3%	9.8%	11.0%	9.5%	10.8%	9.3%	10.0%	10.0%		9.8%		10.1%
Written premium adjustment — statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0

Adjusted other expense ratio			10.3%	9.8%	11.0%	9.5%	10.8%	9.3%	10.0%	10.0%		9.8%		10.1%

Reported statutory expense ratio*			29.6%	26.6%	30.7%	29.4%	29.7%	27.6%	28.0%	28.6%		28.9%		29.3%
Written premium adjustment — statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0

Adjusted statutory expense ratio			29.6%	26.6%	30.7%	29.4%	29.7%	27.6%	28.0%	28.6%		28.9%		29.3%

GAAP combined ratio
GAAP combined ratio			87.5%	88.9%	82.6%	97.8%	91.9%	87.1%	88.2%	89.5%		92.3%		89.8%
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0

GAAP combined ratio before one-time item			87.5%	88.9%	82.6%	97.8%	91.9%	87.1%	88.2%	89.5%		92.3%		89.8%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently. nm — Not meaningful
*	Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

14

Cincinnati Insurance Group
Quarterly Property Casualty Data — Commercial Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/05	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04	6/30/05	6/30/04	9/30/05	9/30/04	12/31/05	12/31/04

Premiums
Adjusted written premiums (statutory)			$557	$617	$555	$530	$537	$587	$1,174	$1,124		$1,656		$2,209
Written premium adjustment — statutory only			9	12	(23)	2	(25)	23	21	(2)		(2)		(23)

Reported written premiums (statutory)*			$566	$629	$532	$532	$512	$610	$1,195	$1,122		$1,654		$2,186
Unearned premiums change			(3)	(78)	19	5	8	(91)	(81)	(84)		(79)		(60)

Earned premiums			$563	$551	$551	$537	$520	$519	$1,114	$1,038		$1,575		$2,126

Statutory combined ratio
Reported statutory combined ratio*			83.9%	85.5%	79.1%	92.0%	84.1%	80.3%	84.6%	82.0%		85.4%		83.7%
Written premium adjustment — statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0

Adjusted statutory combined ratio			83.9%	85.5%	79.1%	92.0%	84.1%	80.3%	84.6%	82.0%		85.4%		83.7%

Less catastrophe losses			0.4	1.1	1.3	9.0	3.0	0.2	0.8	1.6		4.1		0.0

Adjusted statutory combined ratio excluding catastrophe losses			83.5%	84.4%	77.8%	83.0%	81.1%	80.1%	83.8%	80.4%		81.3%		80.3%

GAAP combined ratio
GAAP combined ratio			84.8%	87.5%	78.2%	91.4%	84.4%	82.6%	86.1%	83.5%		86.2%		84.1%
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0

GAAP combined ratio before one-time item			84.8%	87.5%	78.2%	91.4%	84.4%	82.6%	86.1%	83.5%		86.2%		84.1%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may not equal the full year as each is computed independently. nm — Not meaningful
*	Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

Cincinnati Insurance Group
Quarterly Property Casualty Data — Personal Lines

(Dollars in millions)	Three months ended								Six months ended		Nine months ended		Twelve months ended
	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004	6/30/2005	6/30/2004	9/30/2005	9/30/2004	12/31/2005	12/31/2004

Premiums
Adjusted written premiums (statutory)			$223	$170	$194	$218	$224	$180	$393	$404		$623		$817
Written premium adjustment — statutory only			1	(2)	(3)	(1)	(2)	0	(1)	(2)		(3)		(6)

Reported written premiums (statutory)*			$224	$168	$191	$217	$222	$180	$392	$402		$620		$811
Unearned premiums change			(22)	34	12	(21)	(25)	17	8	(8)		(30)		(18)

Earned premiums			$202	$202	$203	$196	$197	$197	$404	$394		$590		$793

Statutory combined ratio
Reported statutory combined ratio*			93.6%	94.0%	96.0%	114.4%	110.1%	98.7%	93.7%	104.3%		107.6%		104.6%
Written premium adjustment — statutory only			nm	nm	nm	nm	nm	nm	nm	nm		nm		nm
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0

Adjusted statutory combined ratio			93.6%	94.0%	96.0%	114.4%	110.1%	98.7%	93.7%	104.3%		107.6%		104.6%

Less catastrophe losses			6.2	2.0	4.2	19.3	15.7	0.0	2.1	7.8		11.6		0.1

Adjusted statutory combined ratio excluding catastrophe losses			87.4%	96.0%	91.8%	95.1%	94.4%	98.9%	91.6%	96.5%		96.0%		94.9%

GAAP combined ratio
GAAP combined ratio			95.3%	92.7%	94.5%	115.4%	111.6%	98.8%	94.0%	105.2%		108.6%		105.0%
One-time item			0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0		0.0		0.0

GAAP combined ratio before one-time item			95.3%	92.7%	94.5%	115.4%	111.6%	98.8%	94.0%	105.2%		108.6%		105.0%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts. The sum of quarterly amounts may no equal the full year as each is computed independently.
nm — Not meaningful
*	Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.